                                                         [EXECUTION COUNTERPART]
================================================================================







                          AGREEMENT AND PLAN OF MERGER

                                      among

                        CARPENTER TECHNOLOGY CORPORATION,

                             SCORE ACQUISITION CORP.

                                       and

                             TALLEY INDUSTRIES, INC.


                            Dated September 25, 1997








================================================================================

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                                Table of Contents

                                                                            Page

ARTICLE 1  -  THE OFFER....................................................... 1
         SECTION 1.1  The Offer............................................... 1
         SECTION 1.2  Company Actions......................................... 3

ARTICLE 2  -  THE MERGER...................................................... 6
         SECTION 2.1  The Merger.............................................. 6
         SECTION 2.2  Effective Time.......................................... 7
         SECTION 2.3  Effects of the Merger................................... 7
         SECTION 2.4  Certificate of Incorporation and Bylaws................. 7
         SECTION 2.5  Directors and Officers.................................. 7
         SECTION 2.6  Conversion of Shares.................................... 8
         SECTION 2.7  Dissenting Shares....................................... 8
         SECTION 2.8  Payments for Shares..................................... 9

ARTICLE 3  -  REPRESENTATIONS AND WARRANTIES
                  OF PARENT AND ACQUISITION SUB...............................10
         SECTION 3.1  Organization and Qualification..........................10
         SECTION 3.2  Authority Relating to this Agreement....................11
         SECTION 3.3  Information Supplied....................................11
         SECTION 3.4  Consents and Approvals; No Violation....................12
         SECTION 3.5  Financing...............................................12

ARTICLE 4  -  REPRESENTATIONS AND WARRANTIES
                  OF THE COMPANY..............................................13
         SECTION 4.1  Organization and Qualification..........................13
         SECTION 4.2  Capitalization..........................................14
         SECTION 4.3  Authority Relative to this Agreement....................15
         SECTION 4.4  Absence of Certain Changes..............................16
         SECTION 4.5  Reports.................................................17
         SECTION 4.6  Proxy Statement.........................................17
         SECTION 4.7  Consents and Approvals; No Violation....................18
         SECTION 4.8  Fees and Commissions....................................18
         SECTION 4.9  Information Supplied....................................19
         SECTION 4.10  Litigation.............................................19
         SECTION 4.11  Patents and Other Proprietary Rights...................19
         SECTION 4.12  Benefit Plans; ERISA Compliance........................20
         SECTION 4.13  Taxes..................................................23
         SECTION 4.14  Compliance with Applicable Laws........................25
         SECTION 4.15  State Takeover Statutes................................28
         SECTION 4.16  Labor Matters..........................................28
         SECTION 4.17  Undisclosed Liabilities................................28
         SECTION 4.18  Certain Agreements.....................................28
         SECTION 4.19  Amendment of Rights Agreement..........................28

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ARTICLE 5  -  COVENANTS.......................................................29
         SECTION 5.1  Conduct of Business of the Company......................29
         SECTION 5.2  No Solicitation.........................................31
         SECTION 5.3  Access to Information...................................33
         SECTION 5.4  Reasonable Best Efforts.................................33
         SECTION 5.5  Indemnification, Exculpation and Insurance..............34
         SECTION 5.6  Stock Options; Employee Plans and Benefits
                      and Employment Contracts................................35
         SECTION 5.7  Meeting of the Company's Stockholders...................37
         SECTION 5.8  Public Announcements....................................38
         SECTION 5.9  Stockholder Litigation..................................38
         SECTION 5.10  Rights Agreement.......................................38

ARTICLE 6  -  CONDITIONS TO CONSUMMATION OF MERGER............................38
         SECTION 6.1  Conditions to Each Party's Obligation to
                      Effect the Merger.......................................38

ARTICLE 7  -  TERMINATION; AMENDMENT; WAIVER
         SECTION 7.1  Termination.............................................39
         SECTION 7.2  Effect of Termination...................................40
         SECTION 7.3  Termination Fee.........................................40
         SECTION 7.4  Amendment...............................................40
         SECTION 7.5  Extension; Waiver.......................................41
         SECTION 7.6  Procedure for Termination, Amendment,
                      Extension or Waiver.....................................41
         SECTION 7.7  Concurrence of Independent Directors....................41

ARTICLE 8  -  MISCELLANEOUS...................................................41
         SECTION 8.1  Non-Survival of Representations and
                      Warranties..............................................41
         SECTION 8.2  Entire Agreement; Assignment............................42
         SECTION 8.3  Validity................................................42
         SECTION 8.4  Notices.................................................42
         SECTION 8.5  Governing Law...........................................44
         SECTION 8.6  Jurisdiction............................................44
         SECTION 8.7  Descriptive Headings....................................44
         SECTION 8.8  Parties in Interest.....................................44
         SECTION 8.9  Counterparts............................................44
         SECTION 8.10 Fees and Expenses.......................................44
         SECTION 8.11 Certain Definitions.....................................45
         SECTION 8.12 Performance by Acquisition Sub..........................46

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DISCLOSURE SCHEDULES

         4.1(b)   Subsidiaries
         4.2      Capitalization
         4.4      Absence of Certain Changes
         4.7      Consents and Approvals; No Violation
         4.10     Litigation
         4.11     Intellectual Property Rights
         4.12     Benefits
         4.13     Taxes
         4.16     Labor Matters
         4.18     Covenants Not to Compete
         5.6(d)   Agreements with Current and Former Officers and Directors

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated September 25, 1997, among CARPENTER TECHNOLOGY CORPORATION, a Delaware corporation ("Parent"), SCORE ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Sub"), and TALLEY INDUSTRIES, INC., a Delaware corporation (the "Company").

                  The respective Boards of Directors of Parent, Acquisition Sub and the Company have each determined that it is advisable, on the terms and subject to the conditions of this Agreement, (i) for a wholly-owned subsidiary of Parent to commence a cash tender offer to purchase all outstanding shares of Series A Convertible Preferred Stock ("Series A Preferred Shares"), Series B $1 Cumulative Convertible Preferred Stock ("Series B Preferred Shares and together with the Series A Preferred Shares, "Preferred Shares") and Common Stock, par value $1 per share, of the Company ("Common Shares" and together with the Preferred Shares, "Shares") and (ii) following the cash tender offer, to merge Acquisition Sub with and into the Company.

                  In consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

                                   ARTICLE 1

                                   THE OFFER

         SECTION 1.1 The Offer.

         (a) As promptly as practicable but in no event later than the fifth business day after the public announcement of the execution of this Agreement, Parent shall cause Acquisition Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and Acquisition Sub shall commence, an offer (as amended or supplemented in accordance with this Agreement, the "Offer") to purchase for cash all issued and outstanding Shares at a price of $11.70 per Series A Preferred Share, $16.00 per Series B Preferred Share and $12.00 per Common Share net to the seller in cash (such prices, or such higher prices per Share as may be paid in the Offer, being referred to as the "Offer Prices"). The obligation of Acquisition Sub, and of Parent to cause Acquisition Sub, to consummate the Offer, to accept for payment and to pay for any Shares tendered shall be subject to only those conditions set forth in Annex A hereto (any of which may be waived by Acquisition Sub in its sole discretion; provided that, without the consent of the Company, Acquisition Sub shall not waive the Minimum Tender Condition (as defined in Annex A)).

         (b) As soon as practicable on the date of commencement of the Offer, Parent and Acquisition Sub shall file with the Securities and Exchange Commission (the "SEC") with respect to the Offer a Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1"), which will comply in all material respects with the provisions of applicable federal securities laws and will contain the offer to purchase relating to the Offer (the "Offer to Purchase") and forms of related letters of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). Parent will deliver copies of the proposed forms of the Schedule 14D-1 and the Offer Documents (as well as any change thereto) to the Company within a reasonable time prior to the commencement of the Offer for prompt review and comment by the Company and its counsel. Parent will provide the Company and its counsel in writing any comments that Acquisition Sub, Parent or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Parent and Acquisition Sub represent that the Schedule 14D-1 and the Offer Documents (including any amendments or supplements thereto) (i) shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and (ii) shall not, in the case of the
Schedule 14D-1 at the time filed with the SEC and at the time the Offer is consummated and in the case of the Offer Documents when first published, sent or given to the stockholders of the Company and at the time the Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Parent and Acquisition Sub make no covenant, representation or warranty as to any of the information relating to and supplied by the Company in writing specifically for inclusion in the
Schedule 14D-1 or the Offer Documents (including any amendments or supplements thereto). Parent and Acquisition Sub shall promptly correct any information in the Schedule 14D-1 or the Offer Documents that shall have become false or misleading in any material respect and take all steps necessary to cause such
Schedule 14D-1 or Offer Documents as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable law. Parent and Acquisition Sub

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will provide copies of any amendments or supplements to the Offer Documents or the Schedule 14D-1 prior to any filing of such amendments or supplements with the SEC in order to provide the Company and its counsel with a reasonable opportunity to review and comment.

         (c) Each of Parent and Acquisition Sub expressly reserves the right to modify the terms of the Offer, except that neither Parent nor Acquisition Sub shall, without the prior written consent of the Company, decrease the consideration payable in the Offer, change the form of consideration payable in the Offer, decrease the number of Shares sought pursuant to the Offer, change or modify the conditions to the Offer in a manner adverse to the Company or holders of Shares, impose additional conditions to the Offer, waive the Minimum Tender Condition, or amend any term of the Offer in any manner adverse to the Company or holders of Shares. Notwithstanding the foregoing, Acquisition Sub, without the consent of the Company, (i) shall extend the Offer, if at the then scheduled expiration date of the Offer any of the conditions to Acquisition Sub's obligation to accept for payment and pay for Shares shall not have been satisfied, until such time as such condition is satisfied or waived, if such condition may in the reasonable judgment of Acquisition Sub be satisfied in a time period reasonable for such satisfaction, (ii) may, if any such condition is not waived, extend the Offer until such condition is waived, (iii) may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iv) may extend the Offer on one or more occasions for an aggregate period of not more than five business days if the Minimum Tender Condition has been satisfied and there has theretofore been validly tendered and not withdrawn Shares representing at least 70% but less than 90% of each class of the outstanding Shares (on a fully diluted basis).

         (d) Parent will provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to accept for payment, and pay for, Shares that Acquisition Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.


         SECTION 1.2 Company Actions.

         (a) The Company hereby consents to the Offer and represents that (i) its Board of Directors, at a meeting duly called and held, has duly and by the affirmative vote of at least

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4/5ths of the duly elected, qualified and acting members of the Board at the time of such meeting, adopted resolutions approving the Offer, the Merger (as defined in Section 2.1) and this Agreement, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending acceptance of the Offer and approval of the Merger and this Agreement by the stockholders of the Company and (ii) J. P. Morgan Securities Inc. ("JPMorgan") has delivered to the Company's Board of Directors its opinion that as of the date of this Agreement the cash consideration to be received by holders of the Common Shares for such Shares is fair to such holders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section.

         (b) The Company will file with the SEC on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing such recommendations of the Board in favor of the Offer and the Merger, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Company will deliver the proposed forms of the Schedule 14D-9 and the exhibits thereto to Parent within a reasonable time prior to the commencement of the Offer for prompt review and comment by Parent and its counsel. Parent and its counsel shall be given a reasonable opportunity to review any amendments and supplements to the Schedule 14D-9 prior to their filing with the SEC or dissemination to stockholders of the Company. The Company will provide Parent and its counsel in writing any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof. The Company represents that the Schedule 14D-9, on the date filed with the SEC and on the date first published, sent or given to the stockholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly correct any information in the
Schedule 14D-9 that shall have become false or misleading in any material respect and take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable federal securities laws.

         (c) In connection with the Offer, the Company shall furnish to, or cause to be furnished to, Parent mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Acquisition Sub shall, and shall cause each of their affiliates to, hold the information contained in any of such labels and lists in confidence, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

         (d) Promptly upon the acceptance for payment of and payment for any Shares by Acquisition Sub, Acquisition Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Acquisition Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the number of directors on the Board of Directors of the Company and (ii) the percentage that such number of votes represented by Shares so purchased bears to the number of votes represented by Shares outstanding, and the Company shall at such time, subject to applicable law, including applicable fiduciary duties, cause Acquisition Sub's designees to be so elected by its existing Board of Directors; provided, however, that in the event that Acquisition Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers or affiliates of the Company (the "Independent Directors"); and provided further, that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall designate persons to fill such vacancies who shall be deemed to be

Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company, or officers or affiliates of Parent or any of their respective subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, including applicable fiduciary duties, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the information statement (the "Information Statement") containing the information required by Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Parent and Acquisition Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Acquisition Sub's designees). In connection with the foregoing, the Company will, subject to applicable law, including applicable fiduciary duties, promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Acquisition Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.


                                   ARTICLE 2

                                   THE MERGER

         SECTION 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), Acquisition Sub shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver of the conditions set forth in Article 7. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "Score" and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of Acquisition Sub shall cease. At the election of Parent, and subject to the execution of an appropriate amendment to this Agreement, any direct or indirect wholly owned subsidiary of Parent may be substituted for Acquisition Sub as a constituent corporation in the Merger. Notwithstanding this Section 2.1, Parent may elect at any time prior to the fifth business day immediately preceding the date on which the notice of the meeting of stockholders of the Company to consider approval of the Merger and this Agreement (the "Meeting") is first given to the Company's stockholders that instead of merging Acquisition Sub into the Company as hereinabove provided, to merge the Company into Acquisition Sub or another direct or indirect wholly-owned subsidiary of Parent;

provided, however, that the Company shall not be deemed to have breached any of its representations, warranties or covenants herein solely by reason of such election. In such event the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide that Acquisition Sub or such other subsidiary of Parent shall be the Surviving Corporation and shall continue under the name "Score".

         SECTION 2.2 Effective Time. Upon the terms and subject to the conditions hereof, as soon as possible after consummation of the Offer and to the extent required by the DGCL after the vote of the stockholders of the Company in favor of the approval of the Merger and this Agreement has been obtained, the Merger shall be consummated by filing with the Secretary of State of the State of Delaware, as provided in the DGCL, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") and the parties hereto shall make all other filings or recordings required under the DGCL (the later of the time of such filing or the time specified in the Certificate of Merger being the "Effective Time").

         SECTION 2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. As of the Effective Time, the Company, as the Surviving Corporation, shall be a wholly owned subsidiary of Parent.

         SECTION 2.4 Certificate of Incorporation and Bylaws.

         (a) The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law.

         (b) The Bylaws of Acquisition Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law.

         SECTION 2.5 Directors and Officers. The directors of Acquisition Sub and the officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified, except that the President and Chief Executive Officer of Acquisition Sub will become the Chairman and Chief Executive Officer of the Surviving Corporation.

         SECTION 2.6 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or the holders of any of the following securities:

         (a) each Share held by the Company as treasury stock and each issued and outstanding Share owned by Parent, Acquisition Sub or any other subsidiary of Parent shall be cancelled and retired and no payment made with respect thereto;

         (b) each issued and outstanding Share, other than those Shares referred to in Section 2.6(a) or Dissenting Shares (as defined in Section 2.7), shall be converted into the right to receive from the Surviving Corporation an amount of cash, without interest, equal to the respective Offer Price applicable to such Share (the "Merger Consideration"); and

         (c) each common share, par value $1 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully-paid and nonassessable share of common stock, par value $1 per share, of the Surviving Corporation.

         SECTION 2.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of Delaware law concerning the right of holders of Shares to require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 2.6(b) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         SECTION 2.8 Payments for Shares.

         (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as disbursing agent for the Merger (the "Disbursing Agent"). Parent will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company, and shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's stockholders cash at such times as shall be necessary to make the payments pursuant to Section 2.6 to holders of Shares (such amounts being hereinafter referred to as the "Exchange Fund"). The Disbursing Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Exchange Fund. The Disbursing Agent shall invest portions of the Exchange Fund as Parent directs.

         (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificate or payment therefor. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.8, each Certificate (other than Certificates representing Shares owned by Parent, Acquisition Sub or any other subsidiary of Parent or Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

         (c) At and after the Effective Time, there shall be no transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in this Section 2.8.

         (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any stockholders of the Company who have not theretofore complied with Section 2.8 shall thereafter look only to Parent and the Surviving Corporation for payment of their claim for the Merger Consideration per Share, without any interest thereon.

         (e) To the fullest extent permitted by applicable law, none of Parent, Acquisition Sub, the Company or the Disbursing Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND ACQUISITION SUB

         Parent and Acquisition Sub represent and warrant to the Company as follows:

         SECTION 3.1 Organization and Qualification. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Each of Parent and Acquisition Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not result in a material adverse effect on Parent or its ability to consummate the transactions contemplated by this Agreement.

         SECTION 3.2 Authority Relating to this Agreement. Each of Parent and Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Acquisition Sub, and the stockholder of Acquisition Sub, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement, or commence the Offer or to consummate the transactions so contemplated by this Agreement (including the Offer). This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally.

         SECTION 3.3 Information Supplied. None of the information supplied by Parent, Acquisition Sub and their respective affiliates specifically for inclusion in the Schedule 14D-9 or the Proxy Statement (as hereinafter defined), if required, shall, with respect to the Schedule 14D-9, at the time such
Schedule is filed with the SEC or first published, sent or given to holders of Shares or the Offer is consummated or, with respect to the Proxy Statement, at the time the Proxy Statement is mailed or at the time of the Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to stockholders in connection with the Merger, or any schedule required to be filed with the SEC in connection therewith, are collectively referred to herein as the "Proxy Statement." If, at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors is discovered by Parent that should be set forth in a supplement to the Proxy Statement, Parent will promptly inform the Company.

         SECTION 3.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws of Parent or Acquisition Sub, (ii) require any consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") by Parent or Acquisition Sub, except (A) the filing of a premerger notification and report form by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), (B) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, (C) the filing of the Certificate of Merger pursuant to the DGCL, (D) such consents, approvals, orders, authorizations, registrations and declarations as may be required under the law of any foreign country in which the Parent or any of its subsidiaries conducts any business or owns any assets, (F) such filings and approvals as may be required under the "blue sky", takeover or securities laws of various states, or (G) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or delay consummation of the Offer or the Merger or would not otherwise prevent Parent from performing its obligations under this Agreement; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not result in a material adverse effect on Parent; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their respective assets, except for violations which in the aggregate would not result in a material adverse effect on Parent.

         SECTION 3.5 Financing. At each of (i) the time of acceptance for purchase by Acquisition Sub of Shares pursuant to the Offer and (ii) the Effective Time, Parent will have, and will make available to Acquisition Sub, the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby, and to pay related fees and expenses.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company hereby represents and warrants to Parent and Acquisition Sub as follows:

         SECTION 4.1 Organization and Qualification.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Effect.

         (b) The only subsidiaries of the Company (collectively, "Subsidiaries") are those identified in Schedule 4.1(b). Each Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite corporate or other power to carry on its business as it is now being conducted, and each Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Effect. Except as disclosed on Schedule 4.1(b), all of the outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and non-assessable and are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another such wholly-owned Subsidiary, free and clear of all pledges, claims, equities, options, liens, charges, rights of first refusal, "tag" or "drag" along rights, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock or other equity interests of the Subsidiaries or as otherwise specifically indicated in the SEC Documents (as defined in Section 4.5) or in

Schedule 4.1(b), the Company does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, joint venture or other entity. The Company has made available to Parent complete and correct copies of its Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") and Bylaws and the comparable charters and bylaws or other organizational documents of the Subsidiaries, in each case as amended to the date of this Agreement.

         SECTION 4.2. Capitalization.

         (a) The authorized capital stock of the Company consists of 20,000,000 Common Shares and 5,000,000 shares of Preferred Stock, par value $1 per share. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. As of September 19, 1997, 13,793 Series A Preferred Shares, 749,486 Series B Preferred Shares and 14,113,623 Common Shares were issued and outstanding and an aggregate of 1,622,050 Common Shares were reserved for issuance pursuant to the 1996 Comprehensive Stock Plan of Score Industries, Inc., the Company's 1978 and 1990 Stock Option Plans and the 1996 Non-Employee Director Stock Plan (collectively, the "Stock Plans"). Except as disclosed in
Schedule 4.2, such Common Shares reserved for issuance under the Stock Plans have not been issued and will not prior to the Effective Time be issued, and, except as disclosed in Schedule 4.2, no commitment has been or will be made for their issuance other than under stock options outstanding under the Stock Plans ("Stock Options") as of the date of this Agreement. Schedule 4.2 sets forth the exercise prices and number of Shares in respect of outstanding Stock Options under the Stock Plans. In addition, each outstanding Common Share has a Preferred Stock purchase right attached, allowing the holder upon the occurrence of certain events described in the Rights Agreement between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent, relating to such rights (the "Rights"), as amended and restated on February 2, 1996 (the "Rights Agreement"), to purchase one one-hundredth of a share of Series C Junior Participating Preferred Stock at an exercise price of $32. No shares of such Series C Preferred Stock have been issued as of the date of this Agreement.

         (b) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above or otherwise on Schedule 4.2, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries is a party or by which any of them is bound, obligating the Company or any of the Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of the Subsidiaries or obligating the Company or any of the Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in Schedule 4.2, there are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire, or providing preemptive or registration rights with respect to, any shares of capital stock of the Company or any of the Subsidiaries. The Company and the Subsidiaries do not have outstanding any loans to any person in respect of the purchase of securities issued by the Company or any Subsidiary.

         SECTION 4.3 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject with respect to the Merger to approval of the Merger and this Agreement by the holders of a majority of the votes represented by the Shares). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the affirmative vote of no fewer than 4/5ths of the duly elected, qualified and acting members of the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than (with respect to the Merger) the approval of this Agreement by the holders of a majority of the votes represented by the Shares, voting together as one class, and no separate vote of the Preferred Shares will be required for such approval. This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and Acquisition Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors' rights generally.

         SECTION 4.4 Absence of Certain Changes. Except as disclosed in the SEC Documents or in Schedule 4.4 or as contemplated by this Agreement, since June 30, 1997 until the commencement of the Offer, no event has occurred or will occur and no circumstances exist or will exist, and as of the date hereof the Company is not aware of any event or circumstances which may reasonably be likely to occur or exist, that would be reasonably likely to result in a Material Adverse Effect, except for general economic changes, changes that affect the industry of the Company or any Subsidiary generally, and changes in the Company's business after the date hereof attributable solely to actions taken by Parent or Acquisition Sub. Except as disclosed in the SEC Documents or in Schedule 4.4, since June 30, 1997, there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any Shares; (b) any entry into any agreement, commitment or transaction by the Company or any Subsidiary which is material to the Company and the Subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business, (c) any split, combination or reclassification of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d)(i) any granting by the Company or any of the Subsidiaries to any officer or key employee of the Company or any of the Subsidiaries of any increase in compensation, except in the ordinary course of business or as was required under employment agreements in effect as of the date of the most recent financial statements included in the SEC Documents or (ii) any entry by the Company or any Subsidiary into any employment, severance or termination agreement with any such officer or key employee or granting by the Company or any Subsidiary to any such officer or key employee of any increase in severance or termination pay, except (A) as was required under employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the SEC Documents or (B) as disclosed on Schedule 5.6(d) of the Disclosure Schedule, or (e) any damage, destruction or loss, whether or not covered by insurance, that has or would be reasonably likely to have a Material Adverse Effect or (f) any change in accounting methods, principles or practices by the Company or any Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

         SECTION 4.5 Reports. Since January 1, 1995, the Company has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder (collectively, the "SEC Documents"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules promulgated thereunder. None of such forms, reports or documents required by the Exchange Act at the time filed, nor any of such forms, reports or documents required by the Securities Act as of the date of their effectiveness contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document filed and publicly available prior to the date hereof. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         SECTION 4.6 Proxy Statement. If a Proxy Statement is required for the consummation of the Merger under applicable law, the Proxy Statement will comply in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by Parent or any affiliate of Parent specifically for inclusion in the Proxy Statement. None of the information supplied by the Company specifically for inclusion in the Proxy Statement shall, at the time the Proxy Statement is mailed or at the time of the Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.7 Consents and Approvals; No Violation. Except as set forth on Schedule 4.7, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or require any consent or approval by a party under or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets or the Company or any Subsidiary under (i) the Certificate of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any Subsidiary or its respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect. Except as set forth on
Schedule 4.7, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the H-S-R Act, (ii) requirements under the Securities Act and the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (iv) requirements under state environmental statutes or regulations and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect.

         SECTION 4.8 Fees and Commissions. Except for those fees and expenses payable to JPMorgan pursuant to the letter agreement, dated July 23, 1997, no person is entitled to receive from the Company or any Subsidiary any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby. A copy of the aforementioned agreement has previously been delivered to Parent.

         SECTION 4.9 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9 or (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement"), will, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Acquisition Sub specifically for inclusion or incorporation by reference therein.

         SECTION 4.10 Litigation. Except as disclosed in the SEC Documents or in
Schedule 4.10 of the Disclosure Statement, as of the date hereof there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before any court or arbitrator or before or by any governmental body, agency or official that would be reasonably likely to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary having, or which is reasonably likely to have, a Material Adverse Effect.

         SECTION 4.11 Patents and Other Proprietary Rights. To the Company's knowledge, except as disclosed in Schedule 4.11, the Company and Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of which the Company is aware that are necessary for its business as now conducted (collectively, "Intellectual Property Rights"). Except as disclosed in Schedule 4.11, the Company and Subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Intellectual Property Rights and none of the licenses included in the Intellectual Property Rights purport to grant sole or exclusive licenses to another entity or person, including, without limitation, sole or exclusive licenses limited to specific fields of use. To the Company's knowledge, except as disclosed in
Schedule 4.11, the patents owned by the Company and Subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company and Subsidiaries will be valid and enforceable, except as such invalidity or unenforceability would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Affect. Except as disclosed in writing to Parent prior to the date hereof: (i) the Company has no knowledge of any infringement by any other party of any of the Intellectual Property Rights, and
(ii) the Company and Subsidiaries have not entered into any agreement to indemnify any other party against any charge of infringement of any of its Intellectual Property Rights except for such matters as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Affect. To the Company's knowledge, the Company and Subsidiaries have not and do not violate or infringe any intellectual property right of any other person or entity, and the Company and Subsidiaries have not received any communication alleging that any of them violates or infringes the intellectual property right of any other person or entity, except as disclosed in writing to Parent prior to the date hereof and except for any such violations or infringements as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The Company and Subsidiaries are not subject to any pending suit for infringing any intellectual property right of another entity or person.


         SECTION 4.12 Benefit Plans; ERISA Compliance.

         (a) Schedule 4.12(a) sets forth a complete list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other material employee benefit plans, programs or arrangements, including, but not limited to, those providing medical, dental, vision, disability, life insurance and vacation benefits (other than those required to be maintained by law), qualified or unqualified, funded or unfunded, foreign or domestic currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") (each a "Commonly Controlled Entity") for the benefit of any current or former employees, officers, directors or independent contractors of the Company or any Subsidiary and with respect to which the Company or any Subsidiary has any liability (collectively, the "Benefit Plans"). Except with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA), the Company has delivered or made available to Parent true, complete and correct copies of each Benefit Plan and related trust agreement and annuity contract and (to the extent applicable) a copy of each Benefit Plan's current summary plan description. In addition, to the extent applicable, the Company has provided or made available to Parent a copy of the most recent IRS determination letter issued, and copies of the two most recently filed IRS Forms 5500 together with all schedules, actuarial reports and accountants' statements for each Benefit Plan, including Form 5500, Schedule B for each Benefit Plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA), other than a multiemployer plan.

         (b) To the Company's knowledge, each Benefit Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code where the failure to so administer or comply would have a Material Adverse Effect.

         (c) All Benefit Plans (other than a multiemployer plan) intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code as amended at least through the statutory changes implemented under the Tax Reform Act of 1986, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

         (d) No Benefit Plan which is a "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) and which is subject to Title IV of ERISA is, as of its most recent valuation date, unfunded by an amount which would have Material Adverse Effect based on actuarial assumptions indicated in the most recent actuarial valuation report. To the knowledge of the Company, neither the Company nor any of the Subsidiaries is aware of any facts or circumstances that would materially and adversely change the funded status of any such Benefit Plans. None of the Benefit Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), and there has been no application for a waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan.

         (e) To the Company's knowledge, no person or entity has incurred any liability under Title IV of ERISA or Section 412 of the Code during the time such person or entity was required to be treated as a single employer with the Company under Section 414 of the Code that would have a Material Adverse Effect.

         (f) During the last five years, to the Company's knowledge, there has been no "reportable event" (as that term is defined in Section 4043 of ERISA) which is reasonably likely to have a Material Adverse Effect with respect to any Benefit Plan that is a single employer plan subject to Title IV of ERISA.

         (g) With respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (i) to the best of the Company's knowledge, no such Benefit Plan provides benefits, including without limitation, death or medical benefits, except as set forth on Schedule 4.12(g), beyond termination of employment or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under
Section 401(a) of the Code, and (ii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without liability that would have a Material Adverse Effect to the Company or any of its subsidiaries on or at any time after the consummation of the Offer.

         (h) Except as set forth on Schedule 4.12(h), no employee of the Company or any Commonly Controlled Entity will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby. Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of the Company or any Commonly Controlled Entity in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

         (i) Except as indicated on Schedule 4.12(i), at no time since December 31, 1990, have the Company or any Commonly Controlled Entity, been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any multiemployer pension plan, within the meaning of Section 3(37) of ERISA. All required contributions, withdrawal liability payments or other payments of any type that the Company or any Commonly Controlled Entity have been obligated to make to any multiemployer plan have been duly and timely made. Any withdrawal liability incurred with respect to any multiemployer plan has been fully paid as of the date hereof. Neither the Company nor any Commonly Controlled Entity has undertaken any course of action that could reasonably be expected to lead to a complete or partial withdrawal from any multiemployer plan that would reasonably be expected to result in a withdrawal liability that would have a Material Adverse Effect. Set forth next to each multiemployer plan listed on Schedule 4.12(i) is the amount of the withdrawal liability that would be incurred by the Company or any Commonly Controlled Entity with respect to such plan, under
Section 4201 of ERISA, if the Company or any Commonly Controlled Entity were to completely withdraw from such multiemployer plan on the date hereof.

         (j) Except as listed on Schedule 4.12(j), neither the Company nor any Commonly Controlled Entity has any secondary liability resulting from a transaction described in ERISA Section 4204 that would, if the Company or Commonly Controlled Entity were to become primarily liable, reasonably be likely to have a Material Adverse Effect.

         (k) Except as disclosed in the SEC Documents or in Schedule 5.6(d), there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between either of the Company or any Subsidiary and any current or former officer or director of either of the Company or any Subsidiary or for which either of the Company or any Subsidiary is liable.

         SECTION 4.13 Taxes.

         (a) Each of the Company and each Subsidiary has filed all Federal income tax returns and all other material tax returns and reports (including information returns and reports) required to be filed by it on or before the date hereof and on or before the date Shares are accepted for payment pursuant to the Offer (or requests for extensions to file such tax returns have been timely filed, granted and have not expired). All such returns are complete and correct in all material respects, have been prepared in accordance with all applicable laws and requirements and accurately reflect in all material respects the taxable income (or other measure of tax) of the party filing the same. Except as disclosed on Schedule 4.13, each of the Company and each Subsidiary has paid (or the Company has paid on their behalf) all taxes shown to be due on such return, all material taxes for which no return was required to be filed and all other taxes for which a notice of assessment or demand for payment has been received. The most recent financial statements contained in the SEC Documents reflect an adequate reserve for all taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

         (b) True and complete copies of federal and state income returns of the Company and each Subsidiary for each of the taxable years ended December 31, 1992 through December 31, 1996 have been made available to Parent.

         (c) Except as disclosed on Schedule 4.13, no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any Subsidiary that have not yet been paid or settled, and no requests for waivers of the time to assess any such taxes are pending and neither the Company nor any Subsidiary is currently the subject of an audit or examination with respect to tax matters and neither the Company nor any Subsidiary has received notice from a taxing authority of its intention to conduct such an audit or examination. No taxing authority for a jurisdiction in which the Company or any Subsidiary does not file tax returns has asserted that the Company or any such Subsidiary is or may be subject to tax by such jurisdiction. The Federal income tax returns of the Company and each of the Subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through December 31, 1992.

         (d) Except as disclosed on Schedule 4.13, neither the Company nor any Subsidiary (i) currently has in effect any consent under Section 341(f) of the Code; (ii) currently has in effect a waiver or consent extending any statute of limitation for the assessment or collection of tax, which waiver or consent remains outstanding; (iii) has ever joined in or been required to join in the filing of a consolidated Federal income tax return or a combined or consolidated state income tax return other than one for which the Company is the common parent; (iv) has ever applied for a ruling with respect to a tax matter or entered into a closing agreement with respect to a tax matter that has a continuing effect; (v) has ever filed or been the subject of an election under
Section 338(g) or Section 338(h)(10) of the Code or caused or been the subject of a deemed election under Section 338(e) of the Code; or (vi) has ever agreed to make or been required to make an adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise that has continuing effect. Except as disclosed on Schedule 4.13, neither the Company nor any Subsidiary (i) owns an interest in any entity or is a party to an arrangement that is treated as a partnership for federal income tax purposes or (ii) is a party to a tax sharing or tax allocation agreement pursuant to which it could be liable for taxes of another person.

         (e) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

         (f) The Company is not a "real property holding corporation" as defined in the Code.

         SECTION 4.14 Compliance with Applicable Laws.

         (a) Except for matters disclosed in the SEC Documents and during the Phase I site assessments performed by Dames & Moore, to the knowledge of the Company, each of the Company and each Subsidiary has obtained and maintained all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary as of the Effective Time for it to own, lease or operate its properties and assets as now owned, leased or operated and to carry on its business as now conducted, except for any failure to obtain or maintain such Permits which is not reasonably likely to have a Material Adverse Effect. Except for matters disclosed in the SEC Documents and during the Phase I site visits performed by Dames & Moore, to the knowledge of the Company, each of the Company and each Subsidiary has complied with and is in compliance with all statutes, laws, Environmental Laws, ordinances, rules, orders and regulations of any Governmental Entity, Permits and Environmental Permits applicable prior to or as of the Effective Time, except for noncompliance which is not reasonably likely to have a Material Adverse Effect. "Environmental Permit" means Permit under any federal, state, local or foreign Environmental Law (as hereinafter defined) applicable prior to or as of the Effective Time. The term "Environmental Laws" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, judgment, order, writ, decree, injunction, common law, Permit, or settlement or consent agreement applicable prior to or as of the

Effective Time relating to the protection of the environment or human health or to Hazardous Materials (as defined below).

         (b) Except for matters disclosed in the SEC Documents and during the Phase I site assessments performed by Dames & Moore, to the knowledge of the Company, there have been no releases of Hazardous Materials by the Company or any Subsidiary or by any predecessor in interest in, on or under any properties now owned, operated or leased by the Company or any Subsidiary which could be the basis for liability under Environmental Laws and, to the knowledge of the Company, there have been no releases of Hazardous Material by the Company or any Subsidiary or any predecessor in interest in, on or under any properties formerly owned, operated or leased by the Company or any Subsidiary which could be the basis for liability under Environmental Laws, except for those which are not reasonably likely to have a Material Adverse Effect. The term "Hazardous Materials" means hazardous or toxic materials, substances or wastes that are regulated by or that could be the basis for liability under Environmental Laws.

         (c) Except for matters disclosed in the SEC Documents and during the Phase I site assessments performed by Dames & Moore, to the knowledge of the Company, neither the Company nor any Subsidiary has received any written notice of violation, citation, summons or order, been served with a complaint or assessed a penalty and no investigation is pending or has been threatened by any governmental entity within the five year period immediately preceding the date hereof or, if prior to that time period, which remains unresolved, and which reasonably could be expected to require the Company or any Subsidiary to expend money or abide by conditions contained in settlement agreements or consent decrees, which is reasonably likely to have a Material Adverse Effect: (i) with respect to any alleged violation by the Company or any Subsidiary or any of its or their predecessors in interest of any Environmental Law; or (ii) with respect to any alleged failure by the Company or any Subsidiary to have complied with any Environmental Permit; or (iii) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively, "Management" or when used as a verb, "Managed"), or release of any Hazardous Materials by or on behalf of the Company or any Subsidiary or any of their predecessors in interest.

         (d) Except for matters disclosed in the SEC Documents and during the Phase I site assessments performed by Dames & Moore, to the knowledge of the Company, neither the Company nor any Subsidiary has received any written request for information, notice of claim, demand or notification that it or any predecessor in interest is or may be potentially responsible or/and liable under Environmental Laws, with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Material within the five-year period immediately preceding the date hereof or, if prior to that time period, which remains unresolved, and which reasonably could be expected to require the Company or any Subsidiary to expend money to an extent which is reasonably likely to have a Material Adverse Effect.

         (e) Except for matters disclosed in the SEC Documents and during the Phase I site assessments performed by Dames & Moore, to the knowledge of the Company, no Hazardous Materials Managed by or on behalf of the Company or any of the Subsidiaries or any predecessor in interest has come to be located at any site which is listed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") or on any similar published state list, or which is the subject of federal, state or local enforcement actions or investigations which may reasonably lead to claims against the Company or any Subsidiary under Environmental Laws for cleanup costs, remedial work, damages to natural resources or for personal injury claims, which are reasonably likely to have a Material Adverse Effect.

         (f) Except for matters disclosed in the SEC Documents, in the materials made available for review by Parent and during the Phase I site assessments performed by Dames & Moore, to the knowledge of the Company, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses, other than those required to be done routinely pursuant to Environmental Permits or Environmental Laws, conducted in relation to any property or business now or previously owned, operated or leased by the Company or any Subsidiary which have been performed by or on behalf of the Company or any Subsidiary or, to the knowledge of the Company, by any other person regarding any environmental condition, matter or activity which could be the basis of liability under Environmental Laws which is reasonably likely to have a Material Adverse Effect.

         (g) For the purposes of this Section 4.14 only, the "knowledge of the Company" shall mean the actual knowledge of the executive officers of the Company.

         SECTION 4.15 State Takeover Statutes. The Board of Directors of the Company has approved the Offer, the Merger and the other transactions contemplated by this Agreement in accordance with the provisions of Section 203 of the DGCL.

         SECTION 4.16 Labor Matters. Except as disclosed in Schedule 4.16, to the knowledge of the Company, as of the date hereof (a) no employee of the Company or any Subsidiary is represented by any union or other labor organization; (b) the Company and all of the Subsidiaries are in material compliance with applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (c) there is no unfair labor practice complaint against the Company or any of the Subsidiaries pending before the National Labor Relations Board; (d) there is no labor strike, dispute, slowdown, representation campaign or work stoppage pending or threatened against or affecting the Company or any of the Subsidiaries; (e) no material grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Company or the Subsidiaries; and (f) neither the Company nor any of the Subsidiaries has experienced any material work stoppage since January 1, 1996.

         SECTION 4.17 Undisclosed Liabilities. Except as and to the extent disclosed in the SEC Documents, except for liabilities incurred in the ordinary course of business and otherwise not in contravention of this Agreement and except for liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby, the Company does not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) that would be reasonably likely to have a Material Adverse Effect.

         SECTION 4.18 Certain Agreements. Except as disclosed in Schedule 4.18, neither the Company nor any of the Subsidiaries is a party to, or bound by, any contract or agreement that materially limits the ability of the Company directly or through any of its subsidiaries to compete in any line of business or with any person in any geographic area during any period of time.

         SECTION 4.19 Amendment of Rights Agreement. The Board of Directors of the Company has taken all action necessary to (i) render the Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (A) neither Parent nor any of its wholly-owned subsidiaries will become an "Acquiring Person" (as defined in the Rights Agreement) by reason of consummation of the transactions contemplated by this Agreement and (B) a "Shares Acquisition Date", "Distribution Date" or "Triggering Event" (each as defined in the Rights Agreement) does not occur by reason of the approval, execution or delivery of this Agreement, the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.


                                   ARTICLE 5

                                   COVENANTS


         SECTION 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or as approved in writing by Parent, during the period from the date of this Agreement to the acceptance of Shares for payment, the Company and the Subsidiaries will each conduct its operations according to its ordinary and usual course of business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, neither the Company nor any Subsidiary, without the prior written consent of Parent, will

                     (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class (including the Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company for shares, other than (1) Shares issuable pursuant to the terms of outstanding Stock Options and commitments disclosed in Section 4.2, or (2) issuance of shares of capital stock to the Company by a wholly-owned Subsidiary, or (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date thereof or split, combine or reclassify any of the Company's capital stock;

                     (ii) purchase, redeem or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities (including the Shares);

                     (iii) declare, set aside or pay any dividend or other distribution on any shares of capital stock of the Company other than the regular quarterly dividends of $.275 per share with respect to the Series A Preferred Shares and $.25 per share with respect to the Series B Preferred Shares, except that a direct or indirect wholly-owned Subsidiary may pay a dividend or distribution to its parent;

                     (iv) except as disclosed to Parent prior to the date hereof, make any acquisition of a material amount of assets or securities, any disposition (including by way of mortgage, license, encumbrance or any Lien) of a material amount of assets or securities, or enter into a material contract or release or relinquish any material contract rights, or make any amendments, or modifications thereto, except in all instances for actions in the ordinary course of business;

                     (v) (A) except in the ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances of capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned Subsidiary;

                     (vi) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms;

                     (vii) propose or adopt any amendments (initiated by the Board of Directors) to the Certificate of Incorporation or Bylaws of the Company (or any such similar organizational documents of the Subsidiaries);


                     (viii) except as disclosed in Schedule 5.6(d) of the Disclosure Statement, enter into any new employment, severance or termination agreements with, or grant any increase in severance or termination pay to, any officers, directors or key employees or grant any material increases in the compensation or benefits to officers, directors and key employees;

                     (ix) change any accounting methods, principles or practices materially affecting their assets, liabilities or business, except insofar as may be required by a change in generally accepted accounting principles;

                     (x) make any material tax election or settle or compromise any material income tax liability;

                     (xi) except as disclosed to Parent prior to the date hereof, make or agree to make any new capital expenditure or expenditures not previously committed to which individually is in excess of $500,000 or which in the aggregate are in excess of $1 million; or

                     (xii) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect at any time prior to acceptance of Shares for payment in the Offer.

         SECTION 5.2 No Solicitation.

         (a) The Company shall not, nor shall it permit any Subsidiary to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Takeover Proposal; provided, however, that prior to the acceptance for payment of Shares pursuant to the Offer, to the extent consistent with the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors after consultation with outside counsel, the Company may upon receipt by the Company of an unsolicited written, bona fide Takeover Proposal, furnish information with respect to the Company pursuant to a customary confidentiality agreement containing "standstill" provisions no less onerous than in the Confidentiality Agreement (as defined in Section 5.3) and participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any Subsidiary or any investment banker, attorney or other advisor or representative of the Company or any Subsidiary, shall be deemed to be a breach of this Section 5.2(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for, or any expression of interest (by public announcement or otherwise) by any person other than Parent or its affiliates in, a merger or other business combination involving the Company or any proposal or offer to acquire in any manner (including through a joint venture with the Company), directly or indirectly, an equity interest in not less than 20% of the outstanding voting securities of, or assets representing not less than 20% of the annual revenues or net earnings of the Company and the Subsidiaries taken as a whole.

         (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (ii) cause the Company or any of its Subsidiaries to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an unsolicited Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors and after consultation with outside counsel), it determines to be a Superior Proposal, the Board of Directors may (subject to the following sentences) withdraw or modify its approval or recommendation of the Offer, this Agreement and the Merger taken together, or approve or recommend any such Superior Proposal, in order to enter into an agreement with respect to such a Superior Proposal, in each case at any time after the third business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received a Superior Proposal and specifying the material terms and conditions of such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with JPMorgan or another financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing is available. Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.

         (c) In addition to the obligations of the Company set forth in paragraph (b) above, the Company shall promptly advise Parent of any request for non-public information or any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal and the material terms and conditions of such request, Takeover Proposal or inquiry.

         (d) Neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger, unless failure to do so could be a breach of its fiduciary obligations as they would exist without the foregoing prohibition (as determined in good faith by the Board of Directors and after consultation with outside counsel).

         SECTION 5.3 Access to Information.

         (a) Between the date of this Agreement and the Effective Time, the Company will upon reasonable notice (i) give Parent and its authorized representatives reasonable access during regular business hours to the Company's and each Subsidiary's plants, offices, warehouses and other facilities and to its books and records, (ii) permit Parent to make such inspections as it may require, and (iii) cause its officers and those of the Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Parent may from time to time reasonably request.

         (b) Information obtained by Parent pursuant to this Section 5.3 shall be subject to the provisions of the confidentiality agreement between the Company and Parent, dated August 7, 1997 (the "Confidentiality Agreement"), which remains in full force and effect, but shall terminate upon the acceptance for payment of the Shares pursuant to the Offer.

         SECTION 5.4 Reasonable Best Efforts.

         (a) Subject to Section 5.2, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Such reasonable best efforts shall include, without limitation, (i) obtaining all necessary consents, approvals or waivers from third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement and (ii) opposing vigorously any litigation or administrative proceeding relating to this Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or agency order. Notwithstanding the foregoing or any other provisions contained in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation of any kind to agree with any Governmental Entity, including but not limited to any governmental or regulatory authority with jurisdiction over the enforcement of any applicable federal, state, local and foreign antitrust, competition or other similar laws, or any other party to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, Parent or any of Parent's affiliates.

         (b) The Company shall give and make all required notices, filings and reports to the appropriate persons with respect to the Permits and Environmental Permits and comply with all applicable requirements under Environmental Laws that may be necessary for the sale and purchase of the business and the ownership, operation and use of the assets of Surviving Corporation by Parent after the Effective Time.

         (c) The Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by the foregoing and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any other transactions contemplated by the foregoing, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement.

         SECTION 5.5 Indemnification, Exculpation and Insurance.

         (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of the Company, the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect (to the extent consistent with applicable law) in accordance with their terms.

         (b) For six years after the Effective Time, Parent shall cause the Surviving Corporation to honor its commitments and obligations pursuant to this
Section 5.5. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.5(b).

         (c) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this
Section 5.5 the Surviving Corporation shall not be obligated to pay annual premiums in excess of 175% of the amount per annum the Company paid in its last full fiscal year.

         (d) The provisions of this Section 5.5 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution or, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         SECTION 5.6 Stock Options; Employee Plans and Benefits and Employment Contracts.

         (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as are required in accordance with the Stock Plans to adjust the terms of all outstanding Stock Options to provide that, at the Effective Time, each Stock Option, whether vested or not, outstanding immediately prior to the Effective Time be cancelled in exchange for a cash payment by the Company of an amount equal to (i) the excess, if any, of
(x) the price per Share to be paid pursuant to the Offer over (y) the exercise price per Share subject to such Stock Option, multiplied by (ii) the number of Shares for which such Stock Option shall not theretofore have been exercised.

         (b) All amounts payable pursuant to Section 5.6(a) shall be subject to any required withholding of taxes and shall be paid without interest. The Company shall use its best efforts to obtain all consents of the holders of the Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Stock Option until all necessary consents of the holder are obtained with respect to such Stock Option.

         (c) The Stock Plans shall terminate as of the Effective Time, and the provisions in any other Benefit Plan providing for the potential issuance, transfer or grant of any capital stock of the Company or any Subsidiary or any interest in respect of any capital stock of the Company or any Subsidiary shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in the Stock Plans or other Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or any Subsidiary or the Surviving Corporation.

         (d) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all existing employment, severance, consulting or other compensation agreements, plans or contracts between the Company or any Subsidiary and any officer, director or employee of the Company or any Subsidiary which are specifically disclosed on Schedule 5.6(d).

         (e) For the one-year period immediately following the Effective Time, Parent shall cause the Company to provide such benefit plans, programs and arrangements that are no less favorable in the aggregate than the Benefit Plans.

         SECTION 5.7 Meeting of the Company's Stockholders.

         (a) After consummation of the Offer, to the extent required by applicable law, the Company shall promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Meeting to consider and vote on the Merger and this Agreement. At the Meeting, all of the Shares then owned by Parent, Acquisition Sub or any other subsidiary of Parent shall be voted to approve the Merger and this Agreement. Subject to its fiduciary duties and Section 5.2, the Board of Directors of the Company shall recommend that the Company's stockholders vote to approve the Merger and this Agreement if such vote is sought, shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other reasonable action in its judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.

         (b) If required under applicable law, the Company and Parent shall prepare the Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Acquisition Sub purchases Shares pursuant to the Offer, and use all reasonable efforts to have it cleared by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company as of the record date for the Meeting.

         (c) Parent and Acquisition Sub shall not, and they shall cause their subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the Shares acquired pursuant to the Offer or otherwise prior to the Meeting; provided, however, that this Section 5.7(c) shall not apply to the sale, transfer, assignment, encumbrance or other disposition of any or all such Shares in transactions involving solely Parent, Acquisition Sub and/or one or more of their wholly owned subsidiaries.

         (d) Notwithstanding the foregoing, in the event that Acquisition Sub shall acquire Preferred Shares representing at least 90% of the votes represented by all outstanding Preferred Shares and Common Shares representing at least 90% of the votes represented by all outstanding Common Shares, the parties hereto agree, at the request of Acquisition Sub, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

         SECTION 5.8 Public Announcements. Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statement with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

         SECTION 5.9 Stockholder Litigation. The Company shall keep Parent reasonably informed, and shall consult with Parent on a regular basis, concerning the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated by this Agreement.

         SECTION 5.10 Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that previously taken referred to in Section 4.19) reasonably requested in writing by Parent (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement.

                                    ARTICLE 6

                      CONDITIONS TO CONSUMMATION OF MERGER

         SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

         (a) Stockholder Approval. If required by applicable law, this Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law;

         (b) Purchase of Shares. Acquisition Sub shall have accepted for payment and purchased Shares tendered pursuant to the Offer.

         (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Government Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect; provided, however, that the party seeking to assert this condition shall have used reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.


                                    ARTICLE 7
                         TERMINATION; AMENDMENT; WAIVER

         SECTION 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

         (a) by mutual written consent of the Company and Parent;

         (b) by either the Company or Parent, if

                     (i) the Offer terminates or expires in accordance with its terms without Acquisition Sub's having purchased any Shares pursuant to the Offer because of a failure of any of the conditions set forth in Annex A hereto to have been satisfied at the time of such termination or expiration; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure to have satisfied any such condition;

                     (ii) Shares have not been accepted for payment pursuant to the Offer on or prior to December 31, 1997; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Offer to be consummated by such time;

                     (iii) any Governmental Entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting consummation of the Merger or any of the other transactions contemplated by this Agreement and such Restraint or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used all reasonable efforts to prevent the entry of and to remove such Restraint or other action; or

                     (iv) the Board of Directors of the Company (or, if applicable, any committee thereof) shall have (A) withdrawn or modified in a manner adverse to Parent and Acquisition Sub its approval or recommendation of the Offer or the Merger or (B) approved or recommended any Takeover Proposal in respect of the Company or (C) resolved to take any of the foregoing actions, in each case in compliance with the provisions contained in Section 5.2(b) or (d).

         SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of Section 5.3(b), this Section 7.2, Section 7.3 and Section 8.9, which provisions will survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

         SECTION 7.3 Termination Fee. In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iv), the Company shall promptly, but in no event later than two business days after such event, pay Parent a fee of $6 million (the "Termination Fee") in cash in immediately available funds by wire transfer to an account designated by Parent.

         SECTION 7.4 Amendment. To the extent permitted by applicable law, this Agreement may be amended by the parties at any time before or after approval of this Agreement by the stockholders of the Company; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval of the Company's stockholders without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 7.5 Extension; Waiver. At any time prior to the Effective Time, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by any other party or (c) subject to Section 7.4, waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 7.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section
7.5 in order to be effective shall require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement, a duly authorized committee of its Board of Directors.

         SECTION 7.7 Concurrence of Independent Directors. Notwithstanding any other provision of this Agreement, from and after the consummation of the Offer, the concurrence of a majority of the Independent Directors shall be required for any amendment or determination of this Agreement by the Company, any waiver of any of the Company's rights hereunder or otherwise pursuant to Sections 7.1, 7.4 or 7.5, any extension of the time for performance of Parent's or Acquisition Sub's obligations or other acts hereunder, or any other action taken by the Company's Board of Directors in connection with this Agreement (including actions to enforce this Agreement).


                                    ARTICLE 8

                                 MISCELLANEOUS

         SECTION 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties made in this Agreement or in any instrument delivered pursuant to this

Agreement shall survive after the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

         SECTION 8.2 Entire Agreement; Assignment. This Agreement (including the Schedules hereto) and, to the extent contemplated in Section 5.3(b), the Confidentiality Agreement, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Parent or Acquisition Sub may assign any of their rights and obligations to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Acquisition Sub of its obligations hereunder. Either Parent, Acquisition Sub or any direct or indirect wholly owned subsidiary of Parent may purchase Shares under the Offer.

         SECTION 8.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         SECTION 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile transmission with confirmation of receipt, by overnight courier (with delivery confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         (a) if to Parent or Acquisition Sub:

                  Carpenter Technology Corporation
                  101 West Bern Street
                  Reading, PA 19601

                  Attention:  John R. Welty, Esq.,
                              Vice President, General
                              Counsel & Secretary

                  Fax No. 610-208-3068
             with a copy to:

                  Dechert Price & Rhoads
                  4000 Bell Atlantic Tower
                  1717 Arch Street
                  Philadelphia, PA  19103

                  Attention: Herbert F. Goodrich, Jr., Esq.

                  Fax No. 215-994-2222

         (b) if to the Company:

                  Talley Industries, Inc.
                  2702 North 44th Street - Suite 100-A
                  Phoenix, AZ  85008

                  Attention:  Mark S. Dickerson, Esq.
                              Vice President, General Counsel
                              & Secretary

                  Fax No. 602-852-6972


             with copies to:

                  Osborn Maledon
                  2929 North Central Avenue
                  Phoenix, AZ  85012

                  Attention:  David Victor, Esq.

                  Fax No. 602-640-9355


             and to:

                   Davis Polk & Wardwell
                   450 Lexington Avenue
                   New York, NY  10017

                   Attention:  William L. Rosoff, Esq.

                   Fax No. 212-450-4800

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         SECTION 8.6 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.4, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

         SECTION 8.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall not constitute a part of or affect the meaning or interpretation of this Agreement.

         SECTION 8.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.5 (which is intended to be for the benefit of the persons entitled to therein, and may be enforced by such persons).

         SECTION 8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 8.10 Fees and Expenses. Except as set forth in Section 7.3, all fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

         SECTION 8.11 Certain Definitions. For purposes of this Agreement (including Annex A hereto), the following terms shall have the meanings ascribed to them below:

         (a) "affiliate" of a person shall mean (i) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person and (ii) an "associate", as that term is defined in Rule 12b-2 promulgated under the Exchange Act as in effect on the date of this Agreement.

         (b) "beneficial owner" (including the term "beneficially own" or correlative terms) with respect to any securities means a person who shall be deemed to be the beneficial owner of such securities which (i) such person or any of its affiliates beneficially owns, directly or indirectly, (ii) such person or any of its affiliates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) are beneficially owned, directly or indirectly, by any other person with which such person or any of its affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any of such securities.

         (c) "control" (including the terms "controlling", "controlled by" and "under common control with" or correlative terms) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

         (d) "fully diluted" in reference to the Shares means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities.

         (e) "knowledge" shall mean the actual knowledge of the executive officers of the Company after reasonable investigation, including consultation with the principal executive officers of each of the operating Subsidiaries.

         (f) "Material Adverse Effect" shall mean a material adverse effect (i) on the financial condition, assets, liabilities, business, or results of operations of the Company and the Subsidiaries, taken as a whole, except for changes in the general economic conditions and changes that affect the industry of the Company or any of the Subsidiaries generally, or (ii) on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

         (g) "person" shall mean a natural person, company, corporation, partnership, association, trust or any unincorporated organization.

         (h) "subsidiary" shall mean, when used with reference to a person means a corporation (or other entity) the majority of the outstanding voting securities (or equity interests) of which are owned directly or indirectly by such person.

         SECTION 8.12 Performance by Acquisition Sub. Parent hereby agrees to cause Acquisition Sub to comply with its obligations hereunder and under the Offer and to cause Acquisition Sub to consummate the Merger as contemplated herein.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, on the day and year first above written.


                                              CARPENTER TECHNOLOGY CORPORATION


                                              By:_______________________________
                                                   Robert W. Cardy,
                                                   Chairman, President &
                                                    Chief Executive Officer


                                              SCORE ACQUISITION CORP.


                                              By:_______________________________
                                                   Robert W. Cardy,
                                                   President &
                                                    Chief Executive Officer


                                              TALLEY INDUSTRIES, INC.


                                              By:_______________________________
                                                   Paul L. Foster
                                                   Chairman of the Board &
                                                    Chief Executive Officer

                                     ANNEX A
                                       to
                          Agreement and Plan of Merger


                             CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer or this Agreement, Acquisition Sub shall not be required to accept for payment or pay for, subject to Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment, and may terminate or amend the Offer if (i) that number of Shares which would represent at least a majority of the voting power represented by the Shares and other securities entitled generally to vote in the election of directors of the Company outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares or such voting securities shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer (the "Minimum Tender Condition"), (ii) any applicable waiting period under the H-S-R Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of commencement of the Offer and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur:

                       (a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market, (ii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation, whether or not mandatory, by any Governmental Entity on, or other event that materially affects, the extension of credit by banks or other lending institutions, (iv) any commencement of a war, armed hostilities or other national or international calamity involving the armed forces of the United States, (v) any decline, measured from the date of this Agreement, in either the Dow Jones Industrial Average or the Standard & Poor's Index of 400 Industrial Companies by an amount in excess of 20%,
         (vi) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                       (b) there shall be pending by any Governmental Entity, or threatened by the staff of any Governmental Entity, any suit, action or proceeding, (i) challenging the acquisition by Parent or Acquisition Sub of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company or the Subsidiaries, or Parent or its subsidiaries, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or the Subsidiaries, or Parent or its subsidiaries, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Acquisition Sub to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or the Subsidiaries;



                       (c) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the H-S-R Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (iv) of paragraph (b) above;

                       (d) the Company shall have entered into an agreement concerning any Superior Proposal, or the Board of Directors of the Company or any committee thereof shall have resolved to enter into such an agreement;

                       (e) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, Acquisition Sub or any affiliate thereof) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of Shares representing a majority of the total votes represented by all outstanding Shares;

                       (f) the Merger Agreement shall have been terminated in accordance with its terms; or

                       (g) any of the representations and warranties of the Company set forth in the Merger Agreement were inaccurate in any material respect when made or become inaccurate in any material respect at any time thereafter, or the Company shall have failed in any material respect to perform any obligation or covenant required by the Merger Agreement to be performed or complied with by it;

which, in the reasonable judgment of Acquisition Sub and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Shares.

         The foregoing conditions are for the sole benefit of Acquisition Sub and Parent and may be asserted by Acquisition Sub or Parent regardless of the circumstances giving rise to any such condition and may be waived by Acquisition Sub or Parent, in whole or in part, at any time and from time to time, in the sole discretion of Acquisition Sub or Parent. The failure by Acquisition Sub or Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                 SCHEDULE 4.1(b)
                                  SUBSIDIARIES

Aegis Technologies, L.L.C.
         (Talley Industries owns 51%. The remaining interest is owned by an unaffiliated entity).
Amcan Speciality Steels, Inc. (1)
Dimetrics, Inc. (1)
Electrodynamics, Inc. (1)
John J. McMullen Associates, Inc. (1)
LME Capital Corporation
         (Talley Realty Holding Company, Incorporated owns approximately 88.6%. The remaining shares are owned by unaffiliated entities. All shares have not been fully issued).
Maritime Tanksystems, Inc.
Merrick Corporation
New California Corporation
Porcelain Products Co. (1)
Rowe Industries, Inc. (1)
Talley Automotive Products, Inc. (1)
Talley Canada, Inc.
Talley Defense Systems, Inc. (1)
Talley Industries, Inc. Foundation
Talley International Investment Corporation (1)
Talley International Sales Corporation
Talley Manufacturing and Technology, Inc. (2)
Talley Metals Technology, Inc. (1)
Talley Realty Development, Inc.
Talley Real Estate Company, Inc.
Talley Realty Finance and Investment Company, Inc.
Talley Realty Holding Company, Incorporated
Talley Realty Investment Group, Inc.
Talley Technology, Inc.
Universal Propulsion Company, Inc. (1)
The Waterbury Button Company
Waterbury Companies, Inc. (1)
WDC, Inc. (1)

The shares of the corporations marked with a (1) are pledged to Transamerica Business Credit Corporation as Agent by Talley Manufacturing and Technology, Inc. The shares of the corporations marked with a (2) are pledged to BankOne, Columbus, N.A. by Talley Industries, Inc.

                                  SCHEDULE 4.2
                                 CAPITALIZATION


1. Set forth below are the exercise prices and number of Shares in respect of outstanding Stock Options under the Stock Plans:

-------------------------------------------------------------------------------
       Stock Plan              Exercise Price per Share        Number of Shares
-------------------------------------------------------------------------------
1978 Stock Option Plan                  $9.750                     83,750
-------------------------------------------------------------------------------
1978 Stock Option Plan                  $8.000                    108,800
-------------------------------------------------------------------------------
1990 Stock Option Plan                  $5.375                     52,000
-------------------------------------------------------------------------------
1996 Non-Employee                       $7.875                      9,000
Director Stock Plan
-------------------------------------------------------------------------------
1996 Non-Employee                       $8.375                      7,000
Director Stock Plan
-------------------------------------------------------------------------------

2. Commitment for the issuance of Common Shares other than under Stock Options outstanding under the Stock Plans.

                  (a) Stock Options Bonus Plan as outlined in a letter from Jack Crim, dated October 14, 1996, to the President of each operating Subsidiary of Talley Manufacturing and Technology, Inc.


3. Outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries is a party or by which any of them is bound, obligating the Company or any of the Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of the Subsidiaries or obligating the Company or any of the Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

                  (a) Stock Options Bonus Plan as outlined in a letter from Jack Crim, dated October 14, 1996, to the President of each operating Subsidiary of Talley Manufacturing and Technology, Inc.

                  (b) Limited Liability Company Agreement for Aegis Technologies, L.L.C., dated as of June 17, 1997.


4. Outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire, or providing preemptive or registration rights with respect to, any shares of capital stock of the Company or any of the Subsidiaries.

                  (a) Limited Liability Company Agreement for Aegis Technologies, L.L.C., dated as of June 17, 1997.

                                  SCHEDULE 4.4
                           ABSENCE OF CERTAIN CHANGES


         Declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company.

         (a) Regular quarterly dividends on the Series A Preferred Shares and the Series B Preferred Shares.

                                  SCHEDULE 4.7
                      CONSENTS AND APPROVALS; NO VIOLATION

1. The execution and delivery of the Agreement by the Company or the consummation of the transactions contemplated thereby will conflict with, or result in a violation of, or default (with or without notice or lapse of time, or both) under, or require a consent or approval by a party under or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets or the Company or any Subsidiary under the:

         (a) Loan and Security Agreement, dated October 22, 1993, as thereafter amended from time to time, between Talley Manufacturing and Technology, Inc., Borrower and Transamerica Business Credit Corporation, as Agent and Lender and American National Bank and Trust Company of Chicago and National Bank of Canada as Lenders.

         (b) Subsidiary Loan and Security Agreements, dated October 22, 1993, as thereafter amended from time to time, between each of the subsidiaries listed below and Talley Manufacturing and Technology, Inc., as thereafter assigned to Transamerica Business Credit Corporation, as Agent for the benefit of Transamerica Business Credit Corporation, American National Bank and Trust Company of Chicago and National Bank of Canada as Lenders:

                           Amcan Speciality Steels, Inc.
                           Dimetrics, Inc.
                           Electrodynamics, Inc.
                           John J. McMullen Associates, Inc.
                           Porcelain Products Co.
                           Rowe Industries, Inc.
                           Talley Automotive Products, Inc.
                           Talley Defense Systems, Inc.
                           Talley International Investment Corporation
                           Talley Metals Technology, Inc.
                           Universal Propulsion Company, Inc.
                           Waterbury Companies, Inc.
                           WDC, Inc.

         (c) Indenture, dated as of October 15, 1993, with respect to the 12-1/4% Senior Discount Debentures Due 2005 issued by Talley Industries, Inc.

         (d) Indenture, dated as of October 15, 1993, with respect to the 10-3/4% Senior Notes Due 2003 issued by Talley Manufacturing and Technology, Inc.

2. Consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Entity.

         (a) Those Subsidiaries which are authorized to handle classified material will be required to notify the Department of Defense regarding any change in major stockholders, officers or directors of such Subsidiary or Talley Industries, Inc.

                                  SCHEDULE 4.10
                                   LITIGATION


None. There is no matter that fits within the definition of the Schedule.

                                  SCHEDULE 4.11
                          INTELLECTUAL PROPERTY RIGHTS


The Intellectual Property Rights are encumbered by the following:

1. Loan and Security Agreement, dated October 22, 1993, as thereafter amended from time to time, between Talley Manufacturing and Technology, Inc., Borrower and Transamerica Business Credit Corporation, as Agent and Lender and American National Bank and Trust Company of Chicago and National Bank of Canada as Lenders.

2. Subsidiary Loan and Security Agreements, dated October 22, 1993, as thereafter amended from time to time, between each of the subsidiaries listed below and Talley Manufacturing and Technology, Inc., as thereafter assigned to Transamerica Business Credit Corporation, as Agent for the benefit of Transamerica Business Credit Corporation, American National Bank and Trust Company of Chicago and National Bank of Canada as Lenders:

         Amcan Speciality Steels, Inc.
         Dimetrics, Inc.
         Electrodynamics, Inc.
         John J. McMullen Associates, Inc.
         Porcelain Products Co.
         Rowe Industries, Inc.
         Talley Automotive Products, Inc.
         Talley Defense Systems, Inc.
         Talley International Investment Corporation
         Talley Metals Technology, Inc.
         Universal Propulsion Company, Inc.
         Waterbury Companies, Inc.
         WDC, Inc.

                                                               Revised 9/23/97

                                Schedule 4.12 (a)


                                    CORPORATE



Corporate Executive Incentive Plan
Second Amended and Restated 1978 Stock Option Plan of Talley Industries, Inc. 1990 Stock Option Plan of Talley Industries, Inc.
Talley Manufacturing and Technology, Inc. Executive Health Care Reimbursement
  Plan
Talley Manufacturing and Technology, Inc. Executive Life Insurance Plan
Talley Manufacturing and Technology, Inc. Key Employee Life Insurance Plan Talley Manufacturing and Technology, Inc. Executive Disability Plan
Restoration Benefit Plan of Talley Manufacturing and Technology, Inc.
Talley Manufacturing and Technology, Inc. Executive Restoration Benefit Plan Talley Manufacturing and Technology, Inc. Executive Joint and Survivor Plan Talley Manufacturing and Technology, Inc. Employee Supplemental Retirement Plan Talley Manufacturing and Technology, Inc. Executive Bonus Deferral Plan
Talley Manufacturing and Technology, Inc. Trust Under the Executive Benefit
  Plans
Retirement Plan of Talley Manufacturing and Technology, Inc.
Talley Savings Plus
Group Medical and Dental - PPO and HMO
Group Long-Term Disability
Vacation Schedule
Holiday Schedule
Group Life Insurance
Group Business and Travel Insurance
Group Accidental Death and Dismemberment
Group Supplemental life Insurance
Group Dependent Life Insurance
Company Provided Vehicles
Severance Practice
Educational Assistance
Talley Industries, Inc. Retirement Plan (Directors only)
Directors Death Benefit Program
1996 Non-Employee Director Stock Plan
Stock Option Bonus Plan
Director Charitable Awards Program

                                Schedule 4.12 (a)


                                   AMCAN, INC.



Executive Incentive Plan
Amcan Sales Incentive Plan
Retirement Plan of Talley Metals Technology, Inc.
Medical/Dental-  HMO
Medical/Dental - PPO
Group Life Insurance
Group Accidental Death and Dismemberment
Group Supplemental Life Insurance
Group Dependent Life Insurance
Group Long-Term Disability
Group Short-Term Disability
Vacation Schedule
Holiday Schedule
Company Provided Vehicles
Severance Practice

                                Schedule 4.12 (a)


                                 DIMETRICS, INC.

Executive Incentive Plan
Dimetrics Sales Incentive Plan
Retirement Plan for Salaried Employees of Dimetrics, Inc.
Retirement Plan for Hourly Employees of Dimetrics, Inc.
Medical/Dental - Salaried - HMO & PPO
Medical/Dental - Hourly - HMO & PPO
Group Life Insurance (Salaried)
Group Life Insurance (Hourly)
Group Accidental Death and Dismemberment
Group Supplemental Life Insurance (Salaried)
Group Dependent Life Insurance (Salaried)
Group Long-Term Disability
Group Short-Term Disability
Vacation Schedule
Holiday Schedule
Company Provided Vehicles
Severance Practice
Severance Agreements
Educational Assistance

                                Schedule 4.12 (a)


                              ELECTRODYNAMICS, INC.


Executive Incentive Plan
Electrodynamics Sales Incentive Plan
Retirement Plan for Salaried Employees of Electrodynamics, Inc.
Electrodynamics, Inc. Pension Plan for Members of Local 134, I.B.E.W. Medical/Dental - Salaried - HMO & PPO
Medical/Dental - Hourly - HMO & PPO
Group Life Insurance (Salaried)
Group Life Insurance (Hourly)
Group Accidental Death and Dismemberment (Salaried)
Group Supplemental Life Insurance (Salaried)
Group Supplemental Life Insurance (Hourly)
Group Dependent Life Insurance (Salaried)
Group Long-Term Disability (Salaried)
Group Short-Term Disability (Salaried)
Group Short-Term Disability (Hourly)
Vacation Schedule (Salaried)
Vacation Schedule (Hourly)
Holiday Schedule
Company Provided Vehicles
Severance Practice
Severance Agreements
Educational Assistance (Salaried)

                                Schedule 4.12 (a)


                    JOHN J. McMULLEN ASSOCIATES, INC. (JJMA)



Executive Incentive Plan
JJMA Sales Incentive Bonus Plan for Non-Executive Employees
JJMA 401(k) Plan
JJMA Executive Health Care Plan
JJMA Executive Insurance Benefits Plan
Medical/Dental -  HMO
Medical/Dental - PPO
Group Life Insurance
Group Accidental Death and Dismemberment
Group Supplemental Life Insurance
Group Dependent Life Insurance
Group Long-Term Disability
Group Short-Term Disability
Vacation Schedule
Holiday Schedule
Company Provided Vehicles
Severance Program
Educational Assistance

                                Schedule 4.12 (a)


                           PORCELAIN PRODUCTS COMPANY

Company-wide
------------
Executive Incentive Plan
Porcelain Products Company Sales Incentive Plan
Retirement Plan for Salaried Employees of Porcelain Products Company Retirement Plan for Hourly Employees of Porcelain Products Company Medical/Dental - PPO (Salaried)
Group Life Insurance (Salaried)
Group Accidental Death and Dismemberment (Salaried)
Group Supplemental Life Insurance (Salaried)
Group Dependent Life Insurance (Salaried)
Group Long-Term Disability (Salaried)
Group Short-Term Disability (Salaried)
Vacation Schedule (Salaried)
Holiday Schedule (Salaried)
Company Provided Vehicles
Severance Practice
Educational Assistance (Salaried)

Knoxville Only (Hourly)
-----------------------
Medical - PPO
Group Life Insurance
Group Short-Term Disability
Vacation Schedule
Holiday Schedule

Carey Only (Hourly)
-------------------
Medical - PPO
Group Life Insurance
Group Short-Term Disability
Vacation Schedule
Holiday Schedule

                                Schedule 4.12 (a)


                              ROWE INDUSTRIES, INC.



Executive Incentive Plan
Rowe Industries, Inc. Sales Incentive Plan
Retirement Plan for Salaried Employees of Porcelain Products Company
Money Accumulation Pension Plan for Bargaining Employees of Rowe Industries,
 Inc.
Medical/Dental - PPO (Salaried)
Medical/Dental - HMO (Salaried)
Medical/Dental - HMO (Hourly)
Group Life Insurance (Salaried)
Group Life Insurance (Hourly)
Group Accidental Death and Dismemberment (Salaried)
Group Supplemental Life Insurance (Salaried)
Group Dependent Life Insurance (Salaried)
Group Dependent Life Insurance (Hourly)
Group Long-Term Disability (Salaried)
Vacation Schedule (Salaried)
Vacation Schedule (Hourly)
Holiday Schedule
Company Provided Vehicles
Severance Practice
Educational Assistance (Salaried)

                                Schedule 4.12 (a)


                          TALLEY DEFENSE SYSTEMS, INC.


Executive Incentive Plan
Talley Defense Systems, Inc. Sales Incentive Plan
Retirement Plan of Talley Manufacturing and Technology, Inc.
Medical/Dental -  HMO
Medical/Dental - PPO
Group Life Insurance
Group Accidental Death and Dismemberment
Group Supplemental Life Insurance
Group Dependent Life Insurance
Group Long-Term Disability
Group Short-Term Disability
Vacation Schedule
Holiday Schedule
Company Provided Vehicles
Severance Practice
Educational Assistance

                                Schedule 4.12 (a)


                         TALLEY METALS TECHNOLOGY, INC.



Executive Incentive Plan
Talley Metals Technology, Inc. Sales Incentive Plan
Retirement Plan of Talley Metals Technology, Inc.
Medical/Dental -  HMO
Medical/Dental - PPO
Group Life Insurance
Group Accidental Death and Dismemberment
Group Supplemental Life Insurance
Group Dependent Life Insurance
Group Long-Term Disability
Group Short-Term Disability
Vacation Schedule
Holiday Schedule
Company Provided Vehicles
Severance Practice

                                Schedule 4.12 (a)


                       UNIVERSAL PROPULSION COMPANY, INC.



Executive Incentive Plan
Universal Propulsion Company, Inc. Sales Incentive Plan
Retirement Plan of Universal Propulsion Company, Inc.
Medical/Dental -  HMO
Medical/Dental - PPO
Group Life Insurance
Group Accidental Death and Dismemberment
Group Supplemental Life Insurance
Group Dependent Life Insurance
Group Long-Term Disability
Group Short-Term Disability
Vacation Schedule
Holiday Schedule
Company Provided Vehicles
Severance Practice
Educational Assistance

                                Schedule 4.12 (a)


                            WATERBURY COMPANIES, INC.


Company-wide
------------
Executive Incentive Plan
Waterbury Companies, Inc. Sales Incentive Plan
Waterbury Companies, Inc. Pension Plan
Retirement Plan for Hourly Employees of Waterbury Companies, Inc.
Medical HMO and PPO  (Salaried)
Group Life Insurance (Salaried)
Group Accidental Death and Dismemberment (Salaried)
Group Supplemental Life Insurance (Salaried)
Group Dependent Life Insurance (Salaried)
Group Long-Term Disability (Salaried)
Group Short-Term Disability (Salaried)
Vacation Schedule (Salaried)
Holiday Schedule (Salaried)
Company Provided Vehicles
Severance Practice
Educational Assistance (Salaried)

Waterbury Only (Hourly)
-----------------------
Waterbury Companies, Inc., Local 1251, U.A.W. Pension Plan
Medical PPO
Group Life Insurance
Group Accidental Death and Dismemberment
Group Short-Term Disability
Vacation Schedule
Holiday Schedule

Randolph Only (Hourly)
----------------------
Waterbury-Randolph Division Hourly Employees Pension Plan
Medical HMO and PPO
Group Life Insurance
Group Accidental Death and Dismemberment
Group Short-Term Disability
Vacation Schedule
Holiday Schedule

Independence Only (Hourly)
--------------------------
Retirement Plan of Talley Metals Technology, Inc.
Medical - HMO
Group Life Insurance
Group Accidental Death and Dismemberment
Group Short-Term Disability
Vacation Schedule
Holiday Schedule

                                SCHEDULE 4.12 (g)



a)       Talley Manufacturing and Technology Inc. Group Life Insurance
             Group term life insurance coverage continues for some Executives.

b)       Talley Manufacturing and Technology, Inc. Executive Life
             Insurance Plan Coverage may be continued at retirement.

c)       Maccabees Life Insurance Company
             Individual long-term disability benefit policy for Mr. Mallender. Policy now owned by Rabbi Trust and premiums to be paid until he attains age 65.

d)       Talley Manufacturing and Technology, Inc. Executive Health
             Care Reimbursement Plan Covers retired Officers and spouses.

e)       Retiree Life Insurance Policies
             a) Covers two (2) retired Talley Corporate Officers.
             b) Covers retirees at General Time, Westclox Military, Minelco and
                Electrodynamics.

f)       Waterbury Retirees (No formal plan)
             a) Provides up to $2,000 life benefit for bargaining unit members who retired prior to 1995.
             b) Provides $1,500 death benefit to any salaried employee who retired prior to 1990 and not covered by another group policy.

                                SCHEDULE 4.12 (h)


Restoration Benefit Plan of Talley Manufacturing and Technology, Inc.


Talley Manufacturing and Technology, Inc. Trust Under the Executive Benefit
   Plans
        The referenced Restoration Benefit Plan and Trust provide for accelerated funding as a result of a change in control.

                                SCHEDULE 4.12 (i)


None

                                SCHEDULE 4.12 (j)


None

                                  SCHEDULE 4.13
                                      TAXES


4.13(c)

The Company has one pending tax issue:

                  Talley Industries, Inc.; Consolidated Subsidiaries v. Commission IRS, Tax Court No. 27826-92.


4.13(d)(iii)

Consolidations:

In regards to the Company or any Subsidiary joining in the filing of a consolidated Federal income tax return or a combined or consolidated state income tax return:

Federal/Foreign

Talley Industries, Inc., and each Subsidiary joins in the filing of a consolidated Federal tax return, as required by the Internal Revenue Code. This consolidated Federal filing is not required to be reported as a part of any larger consolidated group.

The entities that are not directly a part of the consolidated Federal filing are:

                  Talley International Sales Corporation a Foreign Sales Corporation which files its own Federal return (beginning in 1997).

                  Talley Industries, Inc. Foundation a Charitable Foundation which files a separate Federal return.

                  Talley Canada, Inc. a Controlled Foreign Corporation which files returns under the laws of Canada.

                  Aegis Technologies, L.L.C., a Limited Liability Company which files its own Federal return (beginning in 1997) as a partnership.

State

Talley Industries, Inc. and each Subsidiary joins in the filing of a combined or consolidated state income tax return in select states.

The entities that are not directly a part of any combined or consolidated state filing are:

                  Talley International Sales Corporation a Foreign Sales Corporation which files its own Federal return (beginning in 1997).

                  Talley Industries, Inc. Foundation a Charitable Foundation which files a separate Federal return.

                  Talley Canada, Inc. a Controlled Foreign Corporation which files returns under the laws of Canada.

                  Aegis Technologies, L.L.C., a Limited Liability Company which files its own Federal return (beginning in 1997) as a partnership.


Partnerships:

In regards to owning an interest in any entity that is treated as a partnership for federal income tax purposes:

                  Talley Industries, Inc. owns a 51% interest in Aegis Technologies, L.L.C.

                  The other 49% is owned by Delphi, a wholly owned division of General Motors Corporation.


4.13 (d)(v)

Elections under Section 338(g) were:

               Purchasing Corporation            Target Corporation
               ----------------------            ------------------

         1.    Talley Industries, Inc.           Granet Industries, Inc. dba
                                                   The Barlow Company
               Acquisition Date:                 May 1, 1984

               Purchasing Corporation            Target Corporation
               ----------------------            ------------------

         2.    Waterbury Companies, Inc.         Cline-Buckner, Inc.
               Acquisition Date:                 March 1, 1985

         3.    Talley Industries, Inc.           Groman Corporation and
                                                   Subsidiaries
               Acquisition Date:                 July 16, 1985

         4.    Minelco, Inc.                     Waters Manufacturing, Inc.
               Acquisition Date:                 October 30, 1985

                                  SCHEDULE 4.16


                                  LABOR MATTERS


                                                                 CONTRACT
DIVISION                           UNION                        EXPIRATION
--------                           -----                        ----------

Electrodynamics              I.B.E.W., Local 134             November 18, 1997
                                                          .

Porcelain Products
      Knoxville, TN          Teamsters, Local 59             December 15, 2001


      Carey, OH              Glass, Molders, and Pottery     September 30, 1998
                             Workers, Local 304


Rowe Industries, Inc.        U.A.W., Local 12                January 15, 2000


Waterbury Companies, Inc.    U.A.W., Local 12                March 12, 2000

                                  SCHEDULE 4.18
                            COVENANTS NOT TO COMPETE

The Company and various of its Subsidiaries are bound by the following Covenants Not to Compete or restrictions contained in the following Agreements:

Agreement Not to Compete dated as of June 1, 1993, by and among Maritime Tanksystems, Inc., John J. McMullen Associates, Inc., John P. Martin and Maritime Tanksystems International, Inc.

Covenant Not to Compete dated as of May 23, 1997, between Reynolds Industries Incorporated, Rowe Industries and Talley Manufacturing and Technology, Inc.

Limited Liability Agreement dated as of June 17, 1997 of Aegis Technologies, L.L.C. made and entered into by and between General Motors Corporation, including Delphi interior and Lighting Systems and Talley Industries

Joint Development Agreement dated as of June 17, 1997 dated as of June 17, 1997, by and between General Motors Corporation including Delphi interior and Lighting Systems and Talley Defense Systems, Inc.

Non-Competition Agreement made on March 24, 1997, by and between Ulbrich of Canada, Inc. and Talley Canada d/b/a Diversified Stainless Steel of Canada and d/b/a Acier Inoxydable Diversified du Canada

Non-Competition Agreement made on March 24, 1997, by and between Ulbrich of Canada, Inc. and Talley Manufacturing and Technology, Inc.

Non-Competition Agreement made on March 24, 1997, by and between Ulbrich of Canada, Inc. and Talley Industries, Inc.

Silicone Teflon Products Agreement dated as of January 5, 1996, by and between Markel Corporation and Rowe Industries, Inc.

License Agreement dated November 11, 1991, by and between Quaker State Corporation (formerly known as Blue Coral, Inc.) and Waterbury Companies, Inc.

Every teaming agreement or joint venture agreement provides that the relevant Subsidiary will work solely with the team partner(s) or joint venture partner(s) in seeking business in the areas defined by the governing agreements.

                                SCHEDULE 5.6 (d)
            AGREEMENTS WITH CURRENT AND FORMER OFFICERS AND DIRECTORS

Letter agreement between John J. McMullen Associates, Inc. and David Hanafourde dated December 22, 1993.

Letter agreement between John J. McMullen Associates, Inc. and Ronald J. d'Arcy dated October 5, 1992.

Letter agreement between John J. McMullen Associates, Inc. and P. Thomas Diamant dated October 5, 1992.

Letter agreement between John J. McMullen Associates, Inc. and Anthony N. Serro dated October 5, 1992.

Letter agreement between John J. McMullen Associates, Inc. and Bernard L. Skeens dated October 5, 1992.

Indemnification Procedures Agreements dated August 25, 1993 between Talley Industries, Inc. and each of the following: Messrs. Benson, Crim, Foster, Hoopes, MacNaughton, Mallender, Nielsen, Orlando, Stodder, Ulrich and Victor.

Indemnification Procedures Agreements dated February 21, 1995 between Talley Industries, Inc. and each of the following: Messrs. Israel and Stamatakis.

Indemnification Procedures Agreements dated June 3, 1997 between Talley Industries, Inc. and each of the following: Messrs. Rockow and Craig.

Indemnification Procedures Agreements dated February 21, 1995 between Talley Manufacturing and Technology, Inc. and each of the following: Messrs. Benson, Foster, Hoopes, Israel, MacNaughton, Orlando, Stodder, Ulrich and Victor.

Indemnification Procedures Agreements dated August 25, 1993 between Talley Manufacturing and Technology, Inc. and each of the following: Messrs. Crim, Dickerson, Mallenders, May and Mullen.

Severance and Settlement Agreement between William H. Mallender and Talley Industries, Inc. dated June 21, 1997.

Consulting Agreement between Talley Industries, Inc., Talley Manufacturing and Technology, Inc. and Donald L. Corey dated March 31, 1994, as thereafter amended by certain letters dated December 16, 1994, December 22, 1995 and January 20, 1997.

Consulting Agreement between Talley Manufacturing and Technology, Inc. and McMullen Consultants, Inc. dated February 7, 1996.

Employment Agreement between Talley Industries, Inc. and Dr. Paul Foster dated August 11, 1997.

Consulting Agreement between Talley Industries, Inc. and Charles J. Freericks dated April 15, 1997.

Letter agreement between Talley Industries, Inc. and Charles J. Freericks dated April 10, 1997.

Negotiated Separation Agreement and Release between Talley Industries, Inc. and John Andersen dated August 22, 1995.

Consulting Agreement between Universal Propulsion Company, Inc. and John Huber effective January 1, 1993, as thereafter amended pursuant to those certain Consulting Agreement (Renewals) dated 12/22/93 and 5/17/96.

Consulting Agreement between Universal Propulsion Company, Inc. and Larry C. Kempton effective February 1, 1997.

Retention bonus letters dated September 19, 1997 executed by the chief executive officers of Talley Industries, Inc. ("Talley") and Carpenter Technology Corporation addressed to key employees of Talley's subsidiaries.

                                        2